Exhibit 10.1

QUIDEL CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 20, 2004 (the “Effective Date”), by and between QUIDEL CORPORATION, a Delaware corporation (the “Company”), and Caren L. Mason, an individual (“Mason”).

1.                                      Employment.  The Company hereby engages Mason as its President and Chief Executive Officer and Mason accepts such employment upon the terms and subject to the conditions set forth in this Agreement, commencing immediately.

2.                                      Duties and Responsibilities.  Mason will report directly to the Board of Directors and shall perform such duties and functions as are consistent with her role as President and Chief Executive Officer.  Mason agrees that, during the course of her employment with the Company, she will devote substantially all of her business time, attention and efforts to the performance of her duties and obligations hereunder.  Mason shall not, without the prior written approval of the Board of Directors, and obtained in each instance, directly or indirectly (i) accept employment or receive any compensation for the performance of services from any business enterprise other than the Company or (ii) enter into or be concerned or interested in any trade or business or public or private work (whether for profit or otherwise and whether as partner, principal, shareholder or otherwise), which may, in the reasonable discretion of the Board, hinder or otherwise interfere with the performance by Mason of her duties and obligations hereunder; provided, however, that (a) Mason may serve on the board of directors of up to three organizations of her choice, and she may participate in and hold positions of responsibility with industry associations and organizations so long as such commitments do not unreasonably interfere with Mason’s duties and responsibilities to the Company and the Board of Directors does not object to Mason’s directorship based upon reasonable concerns relating to the nature of the company in question or its business, and (b) Mason may purchase and own up to one percent (1%) of the outstanding stock of any class of any company, the securities of which are publicly traded or of any privately held company for which Mason owns such an interest as of the Effective Date.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit Mason from becoming involved or engaged in charitable and civic activities, or from acting as an officer, director or manager of family trusts and partnerships.

3.                                      Compensation.

(a)                                  Salary. For all services to be rendered by Mason under this Agreement, the Company agrees to pay Mason, beginning the Effective Date, a salary (the “Base Salary”) equal to Four Hundred and Fifteen Thousand Dollars ($415,000) per year, payable in the Company’s normal payroll cycle, less all amounts required by law to be withheld or deducted. The Compensation Committee of the Board of Directors shall review Mason’s Base Salary on a yearly basis.  The Compensation Committee, in its sole and absolute discretion from time to time, may increase (but not decrease without Mason’s prior written consent) Mason’s Base Salary.

(i)                                     Commencing calendar year 2005, Mason is eligible to receive a cash performance bonus, to be paid each year at the same time bonuses are generally paid to other senior executives of the Company for the relevant fiscal year (but not later than April 30) of up to 50% of Mason’s Base Salary, as may be determined by the Compensation Committee of the Board of Directors. Calculation and payment of the bonus is subject to the terms of any bonus plan and achievement of the goals set from year to year by the Compensation Committee of the Board of Directors for the relevant fiscal year.

(ii)                                  Commencing January 1, 2005 and ending December 31, 2007, Mason will be eligible to receive, at the end of such three year cycle, a cash performance bonus based on the following: (i) minimum bonus of $250,000, (ii) target bonus of $500,000, or (iii) maximum bonus of $750,000 (the “Long Term Incentive Bonus”), as may be determined by the Compensation Committee of the Board of Directors.  The Long Term Incentive Bonus will be paid at the end of such three year cycle and at the same time bonuses are generally paid to the Company’s senior executive officers for the calendar year ending December 31, 2007 (but not later than April 30, 2008).  Calculation and payment of the Long Term Incentive Bonus is subject to the terms of the plan and achievement of the goals set by the Compensation Committee of the Board of Directors related to such Long Term Incentive Bonus.

(iii)                               Mason will be reimbursed for attorneys’ fees and costs incurred in connection with the review and negotiation of this employment and related agreements between Mason and the Company, not to exceed $10,000.

(b)                                  Stock Options.

As of the Effective Date, the Compensation Committee of the Board of Directors of the Company has granted Mason Incentive and Nonqualified Stock Options to purchase up to 450,000 shares of Common Stock of the Company under the terms and conditions set forth in that certain Stock Option Agreement (Exhibit A hereto) executed by the Company and Mason concurrently with this Agreement and otherwise in accordance with the Company’s 2001 Equity Incentive Plan.  The exercise price of the Stock Options shall be the fair market value of such shares at the time of the grant date determined in accordance with the Company’s 2001 Equity Incentive Plan.

(c)                                  Benefits.

During the Term of Mason’s employment hereunder:

(i)                                     Mason shall be entitled to four weeks paid annual vacation leave consistent with the Company’s policies for other senior executives of the Company.

(ii)                                  Mason will be eligible to participate in the Company’s 401(k) benefit program which provides for matching of 50% of the first 6% contributed by the employee.  All applicable 401(k) rules and regulations apply for contributions made by employees.

(iii)                               The Company shall pay or reimburse Mason for all reasonable and necessary travel and other business expenses incurred or paid by Mason in connection with the performance of her services under this Agreement consistent with the Company’s policies for other senior executives of the Company as approved by the Compensation Committee.

(iv)                              Upon the commencement of Mason’s employment, the Company shall provide and pay for the annual cost of premiums for health, dental and medical insurance coverage for Mason and Mason’s dependents consistent with the coverage generally made available by the Company to senior executives of the Company.

(v)                                 In addition to the benefits set forth above, Mason shall be entitled to participate in any other policies, programs and benefits which the Compensation Committee may, in its sole and absolute discretion, make generally available to its other senior executives from time to time including, but not limited to, life insurance, disability insurance, pension and retirement plans, stock plans, cash and/or other bonus programs, and other similar programs.  The Company will provide Mason with a laptop computer and cell phone for Mason’s business use

4.                                      Inducement Bonus.  As of the Effective Date, Mason shall be entitled to receive Fifty Thousand Dollars ($50,000), payable immediately.  In addition, Mason shall be entitled to receive One Hundred Thousand Dollars ($100,000) on December 31, 2004 (the “Start Bonus”) payable on December 31, 2004, provided that Mason remained in the employ of the Company through such date.

5.                                      At Will Employment. The Company and Mason acknowledge and agree that Mason’s employment by the Company is expressly “at will” and not for a specified term. This means that either party may terminate Mason’s employment at any time for any reason, with or without cause. Any termination of Mason’s employment is, however, subject to the terms and provisions of this Agreement.

6.                                      Severance.

(a)                                  Death or Disability of Mason.  This Agreement and Mason’s employment hereunder shall automatically terminate upon Mason’s death or, at the option of the Company by written notice to Mason, upon Mason’s Disability.  “Disability” shall mean the disability of Mason, within the meaning of subsection 22(e)(3) of the Internal Revenue Code of 1986, as amended, and where Mason is unable to work and remains continuously so totally disabled for a period of one hundred and eighty (180) days.  Such termination shall take effect the last day of the month following the date of death or the date such notice of termination for Mason’s Disability is given.  Mason’s compensation and other benefits shall continue during the term of the disability through the effective date of termination as set forth above.

(b)                                  Termination by Company for Cause.

(i)                                     Definition of Cause.  For purposes of this Agreement “Cause” shall be limited to the following: (1) fraud; (2) personal dishonesty involving money or property of the Company or that results in material harm to the Company; (3) Mason’s willful misconduct that is materially injurious to the Company; (4) a serious breach of a fiduciary duty to the Company involving personal profit; (5) Mason’s conviction for a felony (including via a guilty or nolo contendere plea), excluding traffic offenses; (6) Mason’s willful and continued neglect of duties (other than any such failure resulting from her incapacity because of physical or mental illness); or (7) Mason’s material breach of the provisions of Sections 2, 7, 8, 9 or 10 of this Agreement; provided, however, that unsatisfactory job performance shall not be considered Cause for termination of Mason’s employment by the Company.  Mason shall be afforded a reasonable opportunity to cure any willful neglect of her duties and any other alleged material breach of this Agreement, including an alleged material breach of Sections 2, 7, 8, 9 or 10 of this Agreement, according to the following terms.  The Company’s Board of Directors shall give Mason written notice stating with reasonable specificity the nature of the circumstances determined by the Board of Directors in good faith to constitute willful neglect or other material breach, and that failure to cure or correct such circumstances or breach will result in termination of employment for “Cause” under this Agreement.  Mason shall have thirty (30) days from her receipt of such notice to cure such circumstances or such breach if such breach is reasonably susceptible of cure.  If, in the reasonable good faith judgment of the Board of Directors, the alleged breach is not reasonably susceptible of cure, or such circumstances or material breach has not been satisfactorily cured within such thirty (30) day period, such neglect of duties or material breach shall thereupon constitute “Cause.”

(ii)                                  Procedure Upon Termination by Company for Cause.  Notwithstanding the foregoing, termination by the Company for Cause shall not be effective until and unless (1) notice of intention to terminate for Cause has been given by the Company within 90 days after the Company learns of the act, failure or event constituting “Cause” under this Section (which is not cured by Mason within any time period permitted for such cure above), and (2) the Board of Directors has voted by a majority vote to terminate Mason for Cause.

(c)                                  Termination by Employee for Good Reason.

(i)                                     Definition of Good Reason.  Mason shall have the right to immediately terminate her employment for Good Reason.  For purposes of this Section “Good Reason” shall mean the following: (1) the failure to elect and continue Mason as Chief Executive Officer of the Company, or if the scope of Mason’s duties and responsibilities are in the aggregate materially reduced; (2) a requirement by the Company or the Board that Mason be relocated to a Company office more than fifty (50) miles from the current executive offices of the Company, or the Company requiring Mason to be based anywhere other than the principal executive offices of the Company; (3) a Change in Control as defined in this Section 6 occurs, unless following a Change in Control the successor organization offers to continue this Agreement for two (2) years following such Change in Control or offers Mason a two (2) year contract incorporating substantially all of the terms of this Agreement and maintaining, at least, her then current salary and benefits; (4) any reduction in Mason’s salary or performance bonus percentage target, or a material reduction in Mason’s total benefit package, provided that the Company does not pay Mason an appropriate cash amount to reimburse her for the benefit reduction, or (5) a material breach by the Company of any of the terms of this Agreement if the breach is not corrected within thirty (30) days after written notice of such breach is given to the Company.

(ii)                                  Procedure Upon Termination by Employee for Good Reason.  Notwithstanding the foregoing, termination by Mason for Good Reason shall not be effective until and unless notice of intention to terminate for Good Reason has been given by Mason within 30 days after Mason learns of the act, failure or event constituting

“Good Reason” under this Section (which is not cured by the Company within such 30 day period).

(d)                                  Severance.  If this Agreement is terminated by Mason for Good Reason or by the Company without cause, Mason shall be entitled to receive the following severance payments and benefits (the “Severance Benefit”):

(i)                                     continuation of her base salary, less applicable withholdings, at the salary rate in effect at the time of the termination of her employment, payable in the ordinary course of the Company’s business as if Mason were remaining in the employ of the Company, for a period (the “Severance Benefit Period”) of eighteen (18) months from the date of termination, except that in the event that such termination occurs in connection with a Change in Control and constitutes a “Qualifying Termination” (as defined in Section 5 of the Agreement Re: Change in Control (Exhibit B hereto)), then Mason shall be entitled to receive (in lieu of the Severance Benefits provided in this Section 6(d)) the severance payment and benefits provided in the Agreement Re: Change in Control (Exhibit B hereto), executed concurrently herewith;

(ii)                                  consideration by the Board of Directors for accelerated vesting of any stock options granted to Mason; and

(iii)                               payment during the Severance Benefit Period (or until such earlier date that substantially equivalent or better benefits are provided by a successor employer) of the cost of COBRA insurance premiums for all health insurance, and the cost of life insurance and disability insurance fringe benefits on a monthly basis, in advance.

(e)                                  Definition of Change in Control.  A “Change in Control” with respect to the Company shall have the meaning, and shall be deemed to have occurred, for purposes of this Agreement, as set forth in and in accordance with Section 3 of the Agreement Re: Change in Control (Exhibit B hereto), executed concurrently with this Agreement.

7.                                      Inventions.

(a)                                  Disclosure.  Mason will disclose promptly to the Company each Invention (as defined below), whether or not reduced to practice, that is conceived or learned by Mason (either alone or jointly with others) during the term of her employment by the Company. Further, Mason will disclose in confidence to the Company all patent applications filed by or on behalf of Mason during the term of her employment and for a period of one (1) year thereafter.

For purposes of this Agreement, the term “Invention” includes, without limitation, any invention, discovery, know-how, idea, trade secret, technique, formula, machine, method, process, use, apparatus, product, device, composition, code, design, program, confidential information, proprietary information, or configuration of any kind, that is discovered, conceived, developed, improved on, made or produced by Mason (alone or in conjunction with others)

during the duration of Mason’s employment and for a period of one (1) year thereafter, and which:

(i)                                     relates at the time of conception or reduction to practice of the invention, in any manner, to the business of the Company, including actual or demonstrably anticipated research or development;

(ii)                                  results from or is suggested by work performed by Mason for or on behalf of the Company; or

(iii)                               results from the use of equipment, supplies, facilities, information, time or resources of the Company.

The term Invention will also include any improvements to an Invention, and will not be limited to the definition of patentable or copyrightable invention as contained in the United States patent or copyright laws.

(b)                                  Company Property; Assignment. Mason acknowledges and agrees that all Inventions will be the sole property of the Company, including, without limitation, all domestic and foreign patent rights, rights of registration or other protection under the copyright laws, or other rights, pertaining to the Inventions. Mason hereby assigns all of her right, title and interest in any such Inventions to the Company.

(c)                                  Exclusion Notice. The assignment by Mason of Inventions under this Agreement does not apply to any Inventions that are expressly excluded from coverage pursuant to Section 2870 of the California Labor Code. Accordingly, Mason is not required to assign an idea or invention for which all of the following are applicable:

(i)                                     No equipment, supplies, facility or trade secret information of the Company was used and the invention or idea was developed entirely on Mason’s own time;

(ii)                                  The invention or idea does not relate to the business of the Company;

(iii)                               The invention or idea does not relate to the Company’s actual or demonstrably anticipated research or development; and

(iv)                              The invention or idea does not result from any work performed by Mason for the Company.

As used in this Section 7(c), “invention” will have the same meaning as “invention” as used in Section 2870 of the California Labor Code.

(d)                                  Patents and Copyrights; Attorney-in-Fact. Mason agrees to assist the Company (at the Company’s expense) in any reasonable way the Company deems necessary or appropriate from time to time to apply for, obtain and enforce patents on, and to apply for, obtain and enforce copyright protection and registration of, Inventions in any and all countries.  To that end, Mason will (at the Company’s expense), without limitation, testify in any suit or other proceeding involving any Invention, execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for and obtaining patents or copyright protection and registration thereon and enforcing same, and execute all necessary assignments thereof to the Company or parties designated by it. Mason’s obligations to assist the Company in obtaining and enforcing patents or copyright protection and registration for Inventions will continue beyond termination of her employment, but the Company will compensate Mason at a reasonable rate after such termination for the time actually spent by Mason at the Company’s request on such assistance. Mason hereby irrevocably appoints the Company, and its duly authorized officers and agents, as Mason’s agent and attorney-in-fact to act for and on behalf of Mason in filing all patent applications, applications for copyright protection and registration amendments, renewals, and all other appropriate documents in any way related to Inventions.

8.                                      Nondisclosure of Confidential Information. Except in the performance of her duties hereunder, Mason will not disclose to any person or entity or use for her own direct or indirect benefit any Confidential Information (as defined below) pertaining to the Company obtained by Mason in the course of her employment with the Company. For purposes of this Agreement, “Confidential Information” will include all of the Company’s confidential or proprietary information, including, without limitation, any information encompassed in all strategic plans, insurance plans, Inventions, and any trade secrets, reports, investigations, experiments, research or developmental work, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, financial data and records financial projections, cost summaries, pricing formula, and all concepts or ideas, materials or information related to the business, products or sales of the Company or the Company’s customers; provided, however, that Confidential Information shall not include information, documents or data that (i) is or subsequently becomes publicly available or generally known in the industry without Mason’s breach of any obligation of confidentiality owed to the Company; (ii) was known to Mason prior to her original employment by the Company; (iii) becomes known to Mason from a source other than the Company (which is not breaching an obligation to the Company) and which Mason learns of outside the scope of her employment with the Company; or (iv) is required to be disclosed by law or other governmental authority.

9.                                      Return of Materials at Termination. In the event of any termination of Mason’s employment for any reason whatsoever, Mason will promptly deliver to the Company all documents, data, and other information pertaining to Inventions and Confidential Information. Mason will not take with her any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Inventions or Confidential Information, other than (i)  documents relating to Mason’s compensation or benefits provided by the Company, and (ii) copies of personal notes or memoranda prepared or created by Mason in her capacity as an officer and/or director of the Company and evidencing her fulfillment of her fiduciary duties with respect to the Company.

10.                               Non-Solicitation. Mason agrees that so long as she is employed by the Company and for a period of one (1) year after termination of her employment for any reason, she will not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company; (b) usurp any opportunity of the Company of which Mason became aware during her tenure at the Company; or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to restrict or cancel the business of any such account, customer or client with the Company.

11.                               No Waiver. The waiver by either party of a breach of any provision of this Agreement will not operate as or be construed as a waiver of any subsequent breach thereof.

12.                               Notices. Any and all notices referred to herein will be sufficiently furnished if in writing, and sent by registered or certified mail, postage prepaid, to the respective parties at the following addresses or such other address as either party may from time to time designate in writing:

To the Company:                                                    QUIDEL CORPORATION

10165 McKellar Court

San Diego, CA  92121

Attention:  Chairman of the Board of Directors

To Mason:                                                                                     Caren L. Mason

2523 Park Ridge Drive

Escondido, CA  92025-7775

13.                               Assignment. This Agreement may not be assigned by Mason. This Agreement will be binding upon the Company’s successors and assigns, including any entity that acquires all or substantially all of the assets or business of the Company.

14.                               Entire Agreement. This Agreement, together with the Stock Option Agreement attached hereto as Exhibit A and the Agreement Re: Change in Control attached hereto as Exhibit B, supersedes any and all prior written or oral agreements between Mason and the Company, and contains the entire understanding of the parties hereto with respect to the terms and conditions of Mason’s employment with the Company.

15.                               Governing Law. This Agreement will be construed and enforced in accordance with the internal laws and decisions of the State of California.

16.                               Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Mason’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute.  If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be finally settled by expedited binding arbitration, conducted in San Diego, California, in accordance with the National Rules of the American Arbitration Association governing employment disputes.  With respect to discovery in any such arbitration, the parties incorporate herein by reference Section 1283.05 of the California Code of Civil Procedure.

17.                               Authorization. The undersigned officer of the Company represents that he is fully authorized and empowered to execute and deliver this Agreement on behalf of the

Company, and the Company represents and warrants that all necessary corporate action has been taken to approve and authorize the Company’s entry into and performance of this Agreement.

18.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

QUIDEL CORPORATION, a Delaware corporation

By:	/s/ Mark A. Pulido
Printed Name: Mark A. Pulido
Title: Chairman of the Board of Directors,
Quidel Corporation

Caren L. Mason

By:	/s/ Caren L. Mason

Exhibit A

Stock Option Agreement

[See attached.]

Exhibit B

Agreement Re:  Change in Control

[See attached.]